Exhibit 23.4
LEE KEELING AND ASSOCIATES, INC.
International Petroleum Consultants

115 West 3rd Street, Suite 700
Tulsa, Oklahoma 74103-3410
(918) 587-5521
www.lkaengineers.com

May 13, 2021

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the references to our firm, in the context in which they appear, in this Registration Statement (Form S-3) and related Prospectus of Comstock Resources, Inc. and to the reserve estimates as of December 31, 2020 and our report thereon in the Annual Report on Form 10-K for the year ended December 31, 2020 incorporated by reference into the Prospectus contained in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about May 17, 2021, and any subsequent amendments thereto.

/s/ Lee Keeling and Associates, Inc.
Lee Keeling and Associates, Inc.

Tulsa, Oklahoma
May 13, 2021